UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 14, 2012

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
(Address of principal executive offices)

(443) 285-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On February 14, 2012, the Registrant and its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), entered into a term loan agreement (the “Term Loan Agreement”) with a group of lenders for which J.P. Morgan Securities LLC and KeyBanc Capital Markets acted as joint lead arrangers and joint book runners, KeyBank National Association acted as administrative agent and JPMorgan Chase Bank, N.A. acted as syndication agent.  See the description of this matter in Item 2.03 below.

Item 2.03                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 14, 2012, the Registrant and the Operating Partnership and the other parties thereto entered into the Term Loan Agreement.  The Term Loan Agreement provides for the lenders to make a loan of $250.0 million to the Operating Partnership, with a right for the Operating Partnership to borrow up to an additional $150.0 million during the term for an aggregate maximum loan of $400.0 million, subject to certain conditions.  The Term Loan Agreement matures on February 14, 2017.  Loans under the Term Loan Agreement may be prepaid by the Operating Partnership without premium or penalty but cannot be re-borrowed thereafter.

The variable interest rate on the facility is based on one of the following, to be selected by the Operating Partnership: (1) the LIBOR rate for the interest period designated by the Operating Partnership (customarily the 30-day rate) plus 1.65% to 2.40%, as determined by the Registrant’s leverage levels at different points in time; or (2)(a) the greater of: (i) the prime rate of the lender then acting as the administrative agent, (ii) the Federal Funds Rate, as defined in the Term Loan Agreement, plus 0.50% or (iii) the LIBOR rate for a one-month interest period plus 1.0%; plus (b) 0.65% to 1.40%, as determined by the Registrant’s leverage levels at different points in time.  Interest is payable at the end of each interest period, and principal outstanding under the agreement is payable on the maturity date.  The variable interest rate and fees under the agreement are subject to change in the future should the Operating Partnership obtain an investment grade rating from Standard & Poor’s Rating Services, Moody’s Investor Services, Inc. or Fitch Ratings Ltd.

Under the Term Loan Agreement, the Registrant must comply with customary operating covenants.  In addition, the Term Loan Agreement contains financial covenants, which are summarized as follows (all capitalized terms used herein as defined in the Term Loan Agreement).  Neither the Registrant nor the Operating Partnership shall permit:

•                  the ratio of (1) Total Indebtedness to (2) Total Asset Value, to exceed 0.60 to 1.0 at any time.

•                  the ratio of (1) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Parent most recently ending to (2) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

•                  the ratio of (1) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (2) Total Asset Value, to be greater than (a) 0.45 to 1.00 from the Effective Date to the date that is 24 months after the Effective Date or (b) 0.40 to 1.00 at all times after the date that is 24 months after the Effective Date.

•                  the ratio of (1) Unsecured Indebtedness of the Parent and its Subsidiaries to (2) Unencumbered Asset Value, to be greater than 0.60 to 1.00 at any time.

•                 the ratio of (1) Unencumbered Adjusted NOI for the fiscal quarter of the Parent most recently ending to (2) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 at any time.

•                  Tangible Net Worth at any time to be less than (1) $1.0 billion plus (2) 75% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Effective Date.

All outstanding principal and accrued interest and fees under the Term Loan Agreement could, at the option of the lenders, become immediately due and the agreement could be terminated upon events of default, including, among other things, noncompliance with financial covenants, failure to make required payments on the agreement or other material loans of the Registrant and its subsidiaries, failure of the Registrant to maintain its status as a real estate investment trust or bankruptcy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2012

CORPORATE OFFICE PROPERTIES TRUST

	By:	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Chief Financial Officer